Amendment

to

Administration Agreement

This Amendment revises the Administration Agreement, dated June 7, 2012, (the “Agreement”) between Hussman Investment Trust, an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 1(s) of the Agreement is deleted and replaced with the following:

(s)	prepare and file with the SEC the annual report for the Trust on Form N-CEN, the monthly reports of the Trust on Form N-PORT, and all required notices pursuant to Rule 24f-2; and

2.	Schedule B to the Agreement is deleted and replaced with the Amended Schedule B attached to this Amendment.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The parties duly executed this Agreement as of June 27, 2018.

	Hussman Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ John P. Hussman	By:	/s/ Mark J. Seger
Name:	John P. Hussman	Name:	Mark J. Seger
Title:	President	Title:	Managing Director, Co-CEO

Amended Schedule B

to the Administration Agreement BETWEEN

HUSSMAN INVESTMENT TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC

This Amended Schedule B applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Hussman Investment Trust (the “Trust”), pursuant to the Administration Agreement, dated June 7, 2012.

FEES

Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay Ultimus on the first business day after the end of each month, or at such time(s) as Ultimus shall request and the parties hereto agree, a fee computed with respect to each Portfolio as follows:

Average Daily Net Assets	Administration Fee
Up to $500 million	0.070%
$500 million to $2 billion	0.050%
$2 billion to $3 billion	0.040%
$3 billion to $5 billion	0.030%
$5 billion to $7 billion	0.025%
$7 billion to $9 billion	0.020%
In excess of $9 billion	0.015%

The fee will be subject to a monthly minimum of $2,000 with respect to each Portfolio.

1.	Forms N-CEN and N-PORT

1.1. Beginning on June 1, 2018, the Trust agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

1.2. The Trust agrees to pay Ultimus a one-time implementation fee of $3,000 per Portfolio and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Trust’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Trust’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee
	Less than 500	$6,000 plus out of pocket charges
Equity Funds*	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD
	Less than 500	$7,500 plus out of pocket charges
Fixed Income Funds	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined by any portfolio that has less than 25% debt exposure over the previous three-month period.

1.3. The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, each Portfolio will reimburse Ultimus for the costs of the daily portfolio-price-quotation services utilized by such Portfolio and for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

3.	Amendment

The parties may only amend this Schedule B by written amendment signed by both parties.

The parties duly executed this Amended Schedule B as of June 27, 2018.

	Hussman Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ John P. Hussman	By:	/s/ Mark J. Seger
Name:	John P. Hussman	Name:	Mark J. Seger
Title:	President	Title:	Managing Director, Co-CEO